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FOR IMMEDIATE RELEASE:

                    HEALTHAXIS.COM TO SELL RETAIL WEB SITE IN
                COMPREHENSIVE ACQUISITION AND STRATEGIC ALLIANCE
                          PACT WITH DIGITAL INSURANCE

HealthAxis.com Receives Cash, Stock, Licensing Fees and a Technology Services Contract

HealthAxis.com Focuses on Its Application Solutions Group to Service Healthcare Payers

East Norriton, Pennsylvania/Atlanta, Georgia--July 6, 2000--HealthAxis.com--a subsidiary of HealthAxis Inc. (NASDAQ: HAXS) and the proven leader in web-enabling healthcare payers--and Digital Insurance--an Internet distribution channel for web-enabled insurance carriers focused primarily on the small and medium group markets--today announced that Digital Insurance will acquire HealthAxis.com's retail web site and related assets. Under the terms of the agreement, Digital Insurance, a company whose financial partners include Internet HealthCare Group and Capital Z Partners, will acquire assets that include: intellectual property of the presentation layer of the web site, certain hard assets, and HealthAxis.com's existing block of in-force insurance business.

HealthAxis.com will receive a cash payment, ongoing licensing fees, a technology services contract, and equity in Digital Insurance. Following the completion of the transaction, HealthAxis.com will be focused exclusively on providing Internet connectivity technology solutions and enterprise application integration services to both healthcare payers and those entities involved in the digital distribution of health insurance. HealthAxis.com will have completely exited the consumer retail business and will henceforth service this market only as a provider of back-end technology services and developer of customized presentation software for eDistribution partners.

The agreement stipulates that Digital Insurance will pay HealthAxis $1 million in cash at closing, which is scheduled to occur on or about August 15th, and $3 million in software licensing fees in quarterly payments over a 30-month period. In addition, the parties have entered into a technology services contract, for a minimum of $3 million in fees over the next 12 months, in which HealthAxis.com will provide the critical back-end technology solutions to power Digital Insurance's health insurance e-platform. The agreement further stipulates that HealthAxis.com will receive an 11 percent ownership stake in Digital Insurance.

"We are now able to focus exclusively on providing carriers and eDistribution intermediaries with the connectivity tools that they will need to survive in the digital insurance world," said Michael Ashker, chief executive officer of HealthAxis.com. "This takes us a giant step forward in establishing our connectivity platform as the most universal and carrier-friendly solution available today. We are thrilled to be aligned with Digital Insurance and have a strong vested interest in making them a highly successful online distribution company."

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Digital Insurance/HealthAxis.com Acquisition
July 6, 2000
Page 2 of 3

As a result of the transaction, HealthAxis.com will drastically decrease its expenses while substantially increasing its revenues. "During our most recent conference call we suggested that we were on track to be cash flow positive by the second quarter of 2001," said Ashker. "We are confident that we can accelerate the time line to achieve this sooner than originally anticipated."

"Our purchase of HealthAxis.com's retail web site and its next generation web site enables us to significantly ramp-up the pace of our platform's development and release," said Tom Usilton, chief executive officer of Digital Insurance. "We believe we are buying the most technologically-advanced e-commerce platform for the health insurance industry, and partnering with the market's leading technology provider. HealthAxis.com's XML-based solutions will enable us to rapidly integrate carriers in a timely and cost-efficient manner, while dramatically accelerating the ramp-up of our business model. Small and medium-sized employers need a point-to-point solution when buying health--and other--insurance on the Internet. The HealthAxis.com transaction and related services contract will allow Digital Insurance to provide those employers that opportunity."

In the transaction, HealthAxis.com will sell its retail web site-related assets to Digital Insurance. Included among these assets are the intellectual property supporting the present and next generation HealthAxis.com retail web site, carrier partner distribution agreements, affinity partner and pre-paid portal distribution agreements, select furniture, fixtures, and equipment presently in HealthAxis.com's East Norriton office, and all of the in-force insurance business. The intellectual property transfer of HealthAxis.com's proprietary retail platform presentation layer is specifically for its application over the Internet and is subject to certain carve-outs, for which HealthAxis.com retains ownership.


About HealthAxis Inc.
HealthAxis.com, a subsidiary of HealthAxis Inc., is the proven leader in web-enabling healthcare payers and those entities involved in the digital distribution of health insurance. The Company's proprietary workflow and business application software, built around an application service provider model, enables healthcare payers--carriers, third party administrators, and large, self-funded groups--to more efficiently capture, process, and share health plan data over the Internet. The Company's eDistribution Group provides healthcare payers and those entities involved in the digital distribution of health insurance with a fully functional Internet platform for the distribution of health insurance products to the individual, small group, and large group markets, both on a direct basis and through existing intermediaries such as agents, affinity relationships and benefits consulting firms. HealthAxis.com is headquartered in suburban Philadelphia, with significant operations in Dallas, as well as offices in eight additional locations both domestic and abroad. The company employs over 350 IT professionals.

About Digital Insurance, Inc.
Digital Insurance is an on-line distribution channel for web-enabled insurance carriers. The Company provides insurance distribution and administrative functions, including enrollment, to small and medium group employers. Digital Insurance is headquartered in Atlanta, Georgia, with operations in McLean, Virginia. Its capital partners are Internet HealthCare Group and Capital Z Partners.



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Digital Insurance/HealthAxis.com Acquisition
July 6, 2000
Page 3 of 3

Safe Harbor Statement
Under the Private Securities Litigation Reform Act of 1995:
Certain statements made by the Companies, which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, expectations, forecasts and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors, which may cause actual results to differ materially from those in the forward-looking statements. For further information, which could cause actual results to differ from the Companies' expectations as well as other factors, which could affect the Companies' financial statements, please refer to HealthAxis Inc.'s reports filed with the Securities and Exchange Commission and the appropriate company contact listed below for Digital Insurance.

                                       ###


HealthAxis


Investor Contact:                   Media Contact:
Steve Kaplan                        Jennifer Messmer
610-275-3800                        610-278-5358
skaplan@healthaxis.com              jmessmer@healthaxis.com



Digital Insurance

Media Contact:
Teresa Hennessee
(404) 531-9933
teresh@digitalinsurance.com